INDEX SUPPLEMENT –	Filed Pursuant to Rule 424(b)(2)
S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX	Registration Statement No. 333-293641
(To Prospectus dated April 8, 2026)	333-293641-01

GLOBAL MEDIUM-TERM NOTES, SERIES I

Senior Notes

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Senior Notes

Fully and Unconditionally Guaranteed by Morgan Stanley

Index Supplement – S&P U.S. Equity Momentum 40% VT 4% Decrement Index Information

For a summary of the S&P U.S. Equity Momentum 40% VT 4% Decrement Index, see “Summary of Index” on page 11.

Investing in the securities involves risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 15 and in the relevant preliminary terms or pricing supplement, the accompanying product supplement and the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this index supplement, the accompanying product supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

April 8, 2026

S&P U.S. Equity Momentum 40% VT 4% Decrement Index Overview	4
US Equity Indices	6
Momentum Signal	6
40% Volatility Risk Control	7
4% Decrement	8
Index and Underlying Futures Performance	9
Summary Statistics	9
Base Index Allocation	9
Volatility Target Exposure	9
Daily Performance Attribution	10
Note on Simulated and Actual Returns	10
Summary of Index	11
Overview	11
Index Strategy	11
Calculation of Index Level	11
Determining the Risk-Adjusted Momentum Signal for Each Futures Contract	11
Calculation of Base Index	11
Volatility Targeting	11
Leverage	12
Decrement Deduction	12
Index Components	12
Overview of Futures Markets	13
Important Information and Qualifications	14
Risk Factors	15

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

S&P U.S. Equity Momentum 40% VT 4% Decrement Index Overview

The S&P U.S. Equity Momentum 40% VT 4% Decrement Index (SPUMP40) (hereafter referred to as the "Index") tracks the performance of a long-only, trend-following strategy that allocates to US Large Cap Equity Futures, US Tech Futures and US Small Cap Equity Futures, less a 4% decrement per year. The Index may be leveraged up to four times to achieve the 40% volatility target.

US Equities – The Index provides exposure to US Large Caps, US Tech and US Small Caps listed futures.

Momentum Signal – The Index uses a momentum signal to allocate to the underlying components on a daily basis. The momentum signal is a short-term risk adjusted score, or Sharpe Ratio. On a daily basis, the signal applies a 50% allocation to each of the top two underlyings with the highest risk-adjusted score.

40% Volatility Risk Control – The Index targets 40% annualized volatility by adjusting its allocation on an end-of-day basis. If the Index’s US Equity holdings experience significant changes in volatility, the Index will rebalance the allocation in order to bring the holdings’ volatility back to the target level of volatility.

4% Decrement – A fixed decrement is subtracted from the Index performance. The decrement will reduce the level of the Index, regardless of whether the Index appreciates or depreciates. The decrement is applied daily at a rate of 4.0% per annum, even when the Index is not fully invested in the base index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT

The SPUMP40 Index provides exposure to US equities employing a momentum-based allocation.

Index Performance Source: Bloomberg, Morgan Stanley Sales & Trading. Past Performance is not an indication of future performance.

SPUMP40 Index	Return	Annualized Volatility	Sharpe Ratio**	Maximum Drawdown***
2007	1.08%	46.38%	0.02	21.17%
2008	-50.85%	45.98%	-1.11	57.38%
2009	23.68%	43.03%	0.55	32.77%
2010	66.80%	44.86%	1.49	38.13%
2011	-24.29%	46.44%	-0.52	43.84%
2012	39.44%	43.86%	0.90	35.38%
2013	117.97%	43.01%	2.74	17.67%
2014	23.39%	40.54%	0.58	21.71%
2015	-32.31%	48.98%	-0.66	48.74%
2016	7.31%	46.31%	0.16	26.22%
2017	76.20%	30.78%	2.48	11.75%
2018	-27.93%	53.27%	-0.52	50.05%
2019	54.42%	42.48%	1.28	27.56%
2020	65.08%	48.41%	1.34	41.62%
2021	57.37%	44.78%	1.28	21.94%
2022	-47.73%	44.61%	-1.07	50.96%
2023	57.12%	42.39%	1.35	35.52%
2024	15.93%	46.26%	0.34	28.85%
2025	2.48%	46.77%	0.05	57.38%
2007 - 2025	13.66%	44.82%	0.30	71.53%
1 Year Trailing‡	2.48%	46.77%	0.05	44.64%
3 Year Trailing‡	23.08%	45.19%	0.51	55.64%
7 Year Trailing‡	21.51%	45.21%	0.48	55.64%
10 Year Trailing†	18.21%	44.99%	0.40	55.64%

*Note on Simulated Returns: Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between August 24, 2007 and March 11, 2022, prior to its actual existence. The results obtained from such “back-testing” should not be considered indicative of the actual results that might be obtained from an investment or a product linked to the Index. The actual performance of the Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that any product linked to the Index will operate or would have operated in the past in a manner consistent with these materials. Calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results.

Source: Morgan Stanley Sales & Trading, Bloomberg.

From August 24, 2007 to December 31, 2025. Trailing data as of December 31, 2025.

The Index Live Date is March 14, 2022. All data prior to the Index Live Date is simulated.

Trailing returns are annualized returns.

* Annualized returns over those trailing periods.

** The Sharpe Ratio is the volatility-adjusted performance of the Index. It represents returns received per unit of risk.

*** Maximum Drawdown refers to the largest observed down move from a peak to a trough of the Index over a given period.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

2 Momentum Signal

Trend-Based Allocation

- On each day, the Index allocates a weight to each of the components based on a risk-adjusted momentum score. The score is calculated as:
    - (historical short term average price – long term average price) / volatility
- Measurements:
    - Short-term average price: ~2 month moving average (uses an exponential decay of 0.94)
    - Long-term average price: ~3 month moving average (uses an exponential decay of 0.97)
    - Volatility: ~ 9 months moving average (uses an exponential decay of 0.99)
- Average prices and volatility are calculated such that more weight is given to a more recent observation than a less recent.
- The score is updated daily to be reactive, but also smoothed to avoid too frequent allocation changes.

Example – US Large Caps Momentum Signal & Components

450
400
350
300
250
200
150
Prices/Moving Averages
0.3
0.2
0.1
0
-0.1
-0.2
Momentum Signal
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Price (LHS)
Short-Term Average (LHS)
Long-Term Average (LHS)
Momentum Signal (RHS)

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

The Index targets 40% annualized volatility by adjusting its allocation on an end-of-day basis. If the Index’s US Equity holdings experience significant changes in volatility, the Index will rebalance the allocation in order to bring the holdings’ volatility back to the target level of volatility.

Illustrative Example With Only 1 Asset

Source for all exhibits contained herein: Morgan Stanley Sales & Trading. Data as of January 2, 2008 to December 31, 2025. The Index Live Date is March 14, 2022. All data prior to the Index Live Date is simulated.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

3

40% Volatility Risk Control (continued)

End-Of-Day Monitoring & Execution

Historical Index Leverage to Underlying Equity Futures

400%
350%
300%
250%
200%
150%
100%
50%
0%
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Average: 277%
Index Target Leverage
Average Index Target Leverage

The Index subtracts a daily decrement equal to 4% per year. The decrement will reduce the level of the Index, regardless of whether the Index appreciates or depreciates. The decrement is applied daily at a rate of 4.0% per annum, even when the Index is not fully invested in the base index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

December 2025

Index Overview

The S&P U.S. Equity Momentum 40% VT 4% Decrement Index (SPUMP40) (hereafter referred to as the "Index") tracks the performance of a long-only, trend-following strategy that allocates to US Large Cap Equity Futures, US Tech Futures and US Small Cap Equity Futures, less a 4% decrement per year. The Index may be leveraged up to four times to achieve the 40% volatility target.

Index and Underlying Futures Performance

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is March 14, 2022. All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

Base Index Allocation

Base Index is the Index before the volatility target overlay is applied.

Base Index allocates equal weights to the top performing underlying future components, as ranked by their trend signal, and allocates no weight to the bottom performer.

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is March 14, 2022. All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

Summary Statistics*

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is March 14, 2022. All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

Volatility Target

Volatility target exposure averages 3.4x times over the month of December.

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is March 14, 2022. All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

December 2025

Daily Performance

The following graph shows the daily performance of each of the underlying future components.

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is March 14, 2022. All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

Note on Simulated and Actual Returns

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between August 24, 2007 and March 14, 2022, prior to its actual existence. The results obtained from such “back-testing” should not be considered indicative of the actual results that might be obtained from an investment in the Index. The actual performance of the Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that instruments linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment. Alternative simulations, techniques, modelling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented in this document.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

Summary of Index

Overview

The S&P Equity Futures Momentum Index (the “Index”) is a rules-based, long-only index that was developed by S&P Dow Jones Indices LLC (“S&P”), in coordination with Morgan Stanley, and was established on March 14, 2022. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement.

Index Strategy

The goal of the Index is to provide rules-based exposure to unfunded, rolling positions in equity futures contracts, with a maximum exposure to the futures contracts of 400%. The index components are selected from a universe of three equity futures contracts – the E-mini Nasdaq-100 futures (“NQ”), which reference the Nasdaq-100 Index®, the E-mini S&P 500 futures (“ES”), which reference the S&P 500® Index, and the E-mini Russell 2000 futures (“QR”), which reference the Russell 2000® Index. We refer to the E-mini Nasdaq-100 futures, the E-mini S&P 500 futures and the E-mini Russell 2000 futures as the Index Components. For more information on the E-mini Nasdaq-100 futures, the E-Mini S&P 500 futures and the E-mini Russell 2000 futures, see “Index Components,” below.

Calculation of Index Level

There are seven discrete steps in calculating the Index level: (1) a risk-adjusted momentum signal is calculated for each Index Component (see “Determining the Risk-Adjusted Momentum Signal for Each Futures Contract”); (2) the index composition (the “Base Index”) is calculated using the risk-adjusted momentum signals (see “Calculation of the Base Index”); (3) the realized volatility level of the Base Index (the “Base Volatility”) is calculated (see “Volatility Targeting”); (4) theoretical leverage is calculated based on the Base Volatility and the Index’s targeted volatility (see “Leverage” and “Volatility Targeting”); (5) the theoretical leverage is compared to the actual leverage (see “Leverage”); (6) if necessary, the actual leverage is adjusted (see “Leverage”); and (7) a 4.0% per annum daily decrement is applied (see “Decrement Deduction”).

Determining the Risk-Adjusted Momentum Signal for Each Futures Contract

The Base Index is rebalanced daily according to each Index Component’s risk-adjusted momentum signal. To calculate the risk-adjusted momentum signals, each Index Component’s longer-term moving average price is divided by its shorter-term moving average price. The resulting value is then divided by that Index Component’s volatility, with the quotient representing the risk-adjusted momentum signal. Each Index Component’s longer-term moving average price is calculated over a period of two months and the shorter-term moving average price is calculated over a period of one month.

Calculation of the Base Index

The Base Index for the Index is calculated daily. At any given time, the Base Index is composed of either two or three of the Index Components. The Base Index is calculated based on the risk-adjusted momentum signal (see “Determining the Risk-Adjusted Momentum Signal for Each Index Component”). On a daily basis, the top two Index Components, as measured by risk-adjusted momentum signal, are weighted in the Base Index at 50% each. In a scenario where all three Index Components have identical risk-adjusted momentum signals, each Index Component is weighted as 33.333% of the Base Index. In a scenario where one Index Component has the highest risk-adjusted momentum signal, and the other two Index Components have identical risk-adjusted momentum signals, the Index Component with the highest risk-adjusted momentum signal is weighted as 50% of the Base Index and the other two Index Components are each weighted as 25% of the Base Index.

Volatility Targeting

On a daily basis, the Index’s exposure to the Index Components is adjusted in an effort to seek a target volatility of 40%. If the Base Volatility is less than the target volatility of 40%, the Index will employ leveraged exposure of up to four times (meaning the Index can have up to 400% exposure to the Index Components comprising the Base Index) to seek to achieve the target volatility, subject to the filter described below (see “Leverage”). Under no circumstances will the Index

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

seek to employ exposure of greater than 400% to the Index Components. Subject to the filter described below (see “Leverage”), if the Base Volatility is above 40%, the Index’s exposure to the Index Components will be reduced to be less than 100% in an effort to seek the target volatility of 40%.

Leverage

The targeted leverage based on the realized volatility of the Base Index (the “theoretical leverage”) will often differ from the actual leverage the Index employs at a given time because the Index employs a filter (the “Filter”) that regulates changes to the actual leverage. The Filter operates in such a way so that the actual leverage is adjusted only when the difference between the actual leverage and the theoretical leverage exceeds a 5% threshold. The theoretical leverage and actual leverage are calculated daily, and when the difference between the two exceeds the 5% threshold, a change in actual leverage is implemented, with a two-day lag.

Decrement Deduction

The Index applies a 4.0% per annum daily decrement that will reduce the level of the Index, regardless of whether the Index appreciates or depreciates. The decrement is applied daily at a rate of 4.0% per annum, even when the Index is not fully invested in the Base Index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

Index Components

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. The Index Components are rolled forward once a quarter, with one-third of the contracts being rolled forward on each of the fourth, third, and second day prior to expiration.

E-Mini Nasdaq-100 Futures

E-mini Nasdaq-100 futures (the “NQ”) are U.S. dollar-denominated futures contracts on the Nasdaq-100 Index® traded on the Chicago Mercantile Exchange (the “CME”), where each futures contract references a value of $20 times the level of the Nasdaq-100 Index®. The CME is a derivatives marketplace based in Chicago that facilitates the trading of futures and options. The NQ trades in increments of 0.25 index points with each incremental movement, or “tick,” which in this case would be each 0.25-point movement, equaling five dollars.

NQ contracts listed for the nearest five quarters, for each March, June, September and December, and the nearest three Decembers are available for trading.  Trading of the NQ contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the NQ contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiration month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period.  The final settlement price of NQ contracts is based on the opening prices of the component stocks in the Nasdaq 100® Index, determined on the third Friday of the contract month.

E-Mini S&P 500 Futures

E-mini S&P 500 futures (the “ES”) are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the CME, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

ES contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading.  Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the ES contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period.  The final settlement price of ES contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month.

E-Mini Russell 2000 Futures

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

E-mini Russell 2000 futures (the “QR”) are a U.S. dollar-denominated futures contracts, based on the Russell 2000® Index, traded on the CME, representing a contract unit of $50 multiplied by the Russell 2000® Index , measured in cents per index point. The QR trades in increments of 0.10 index points with each tick equaling five dollars.

QR contracts listed for the nearest five quarters, for each March, June, September and December, and the nearest three Decembers are available for trading.  Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the QR contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period.  The final settlement price of QR contracts is based on the opening prices of the component stocks in the Russell 2000® Index, determined on the third Friday of the contract month.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets.  As of the date of this pricing supplement, all of the Index Components are exchange-traded futures contracts.  A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract.  Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.”  This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract.  This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.  However, the Index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market.  This operates to terminate the position and fix the trader’s profit or loss.  Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

Important Information and Qualifications

The information provided herein has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities or instruments or to participate in any particular trading strategy. No representation is given with respect to accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal positions (long or short) in and effect transactions in securities or trading strategies mentioned or described herein.

Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. Any investments discussed in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment.

The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis, which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by your acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED HEREIN. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM. ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING STRATEGY IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

Risk Factors

Prior to making an investment decision in respect of any Financial Product, prospective investors should consider carefully all of the information set out in the relevant Index Description. There are risks associated with the Index, including but not limited to the following:

•	No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Index Components. The Index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

•	The decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates. The S&P U.S. Equity Momentum 40% VT 4% Decrement Index includes a decrement feature, whereby 4% per annum is deducted daily from the level of the Index. The level of the Base Index will track the performance of an index from which no such decrement is deducted, and as a result, the Index will underperform the tracked index in all cases. The level of the Index may decline even if the constituents of the Base Index appreciate. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

•	The Index is subject to risks associated with the use of significant leverage. At times, the Index will use significant leverage in an effort to achieve its target volatility. When the Index employs leverage, any declines in the prices of the Index Components will be magnified, resulting in accelerated losses.

•	The Index may be not be fully invested. On a weekly Index rebalance day, the Index's exposure to the Index Components will be less than 100% when the implied volatility of the Index Components is above 40%. If the Index’s exposure to the Index Components is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Index Components on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the Index is not fully invested.

•	The Index was established on March 14, 2022 and therefore has limited operating history. The performances of the Index and some of the component data have been retrospectively simulated for the period from January 1, 2018 to March 11, 2022. As such, performance for periods prior to the establishment of the Index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the Index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

•	As the Index is new and has limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the Index prior to March 14, 2022 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

o	S&P Dow Jones Indices LLC developed the rules of the Index with the benefit of hindsight - that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period.

o	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

o	It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear little relation to the historical or hypothetical back-tested levels of the Index.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

Risk Factors (continued)

•	Higher future prices of the futures contract to which the Index is linked relative to its current prices may adversely affect the value of the Index and the value of instruments linked to the Index. The Index Components are selected from a universe of three equity futures contracts currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the Index, and, accordingly, the value of instruments linked to the Index.

•	Suspensions or disruptions of market trading in futures markets could adversely affect the price of instruments linked to the Index. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index, and, therefore, the value of instruments linked to the Index.

•	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the Index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

•	The E-mini Russell 2000 futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies. The E-mini Russell 2000 futures contracts are one of the Index Components and are based on the Russell 2000® Index, which consists of stocks issued by companies with relatively small market capitalization. Therefore, at times, the Index will be based in part on the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the E-mini Russell 2000 futures contracts may be more volatile than futures contracts based on indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

Risk Factors (continued)

•	Adjustments to the Index could adversely affect the value of instruments linked to the Index. The publisher of the Index may add, delete or substitute the Index Components or make other methodological changes that could change the value of the Index. Any of these actions could adversely affect the value of instruments linked to the Index. The publisher of the Index may also discontinue or suspend calculation or publication of the Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in instruments linked to the Index insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P U.S. EQUITY MOMENTUM 40% VT 4% DECREMENT INDEX

Note on Simulated Returns

NOTE ON SIMULATED RETURNS: Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between August 24, 2007 to March 11, 2022, prior to its actual existence. The results obtained from such “back-testing” should not be considered indicative of the actual results that might be obtained from an investment or a product linked to the Index. The actual performance of the Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that any product linked to the Index will operate or would have operated in the past in a manner consistent with these materials. Calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.